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                                LICENSE AGREEMENT


            This License Agreement ("Agreement"), dated as of March 5, 1998 (the "Effective Date"), is made among

    1. Lanxide Technology Company L.P. of 1300 Marrows Road, P.O. Box 6077, Newark, Delaware 19714-6077, U.S.A. a Delaware limited partnership ("LTC"),

    2. Commodore Polymer Technologies, Inc. of 150 East 58th Street, Suite 3400, New York, New York 10155, a Delaware corporation ("Licensee") and

    3. Lanxide Corporation of 1300 Marrows Road, P.O. Box 6077, Newark, Delaware 19714-6077, U.S.A., a Delaware corporation ("Lanxide").

         WHEREAS, LTC and Lanxide Performance Materials, Inc. ("LPM") are wholly owned and controlled by Lanxide; and

         WHEREAS, LTC holds rights in certain valuable Technology and Lanxide owns certain valuable trademarks and has licensed certain of those rights to Lanxide K.K. in Japan; and

         WHEREAS, Licensee wishes to enter into the transactions contemplated herein; and

         WHEREAS, Licensee wishes to license certain of such rights for the purposes defined herein; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

    I.   DEFINITIONS

         Terms used with initial capital letters in this Agreement shall have the meaning set forth below

    1.1 "Affiliate(s)" of a corporation or other entity means a person or entity that, directly or indirectly through one or more intermediaries controls, is controlled by, or is

    1.2 "CMC and/or MMC Materials" shall mean composite materials that comprise a reinforcing material contained within a ceramic and/or metal matrix.

    1.3 "Government Entity" shall mean any sovereign, state or political subdivision thereof, whether foreign or domestic.



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    1.4  "Government Regulations" shall mean and include any and all terms, conditions and provisions of: (a) any law, regulation, order, statute, decree, rule, writ, injunction, determination or award of any court or Governmental Entity; and (b) any contract for research, development and/or manufacturing between LTC and any department or agency of the United States government but only to the extent such contracts reflect provisions required by clause (a) above to be included therein.

    1.5 "Licensed Technology" shall mean Technology which is now or hereafter owned by LTC, and all other Technology licensed to LTC without restriction upon the grant of sublicenses including improvements and modifications thereto, that is relevant to the manufacture of Polymer Materials and Products but excluding Technology, the transfer or license of which, or an interest in which, would be expressly prohibited, either generally or specifically, by Government Regulations or contracts with third parties which are further described in Schedule
         1.5 hereto.

    1.6 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    1.7 "Polymer Materials" shall mean CERASET(TM) polyureasilazane polymers for use in the manufacture of Products.

    1.8 "Products" shall mean any and all products that contain Polymer Materials except for the following: (a) products that contain CMC and/or MMC Materials, (b) Polymer Materials supplied by LTC or Lanxide to the Licensees set forth in Schedule 2.1 in accordance with currently existing contractual rights, obligations, or commitments of LTC or Lanxide, and (c) products produced by the Licensees set forth in
         Section 2.1 in accordance with the terms of their currently existing licenses from LTC or Lanxide.

    1.9 "Technology" shall mean technical information, know-how, data, techniques, patents, patent applications and trade secrets.

    1.10 "Territory" shall mean the world excluding only the country of Japan.


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    II.  GRANT OF TECHNOLOGY LICENSES: TRADEMARK ASSIGNMENT

    2.1 License to Licensed Technology. Except as otherwise hereinafter provided, subject to Government Regulations and the provisions of this Agreement, LTC hereby grants to Licensee a sole and exclusive license to use the Licensed Technology to make, use, sell and offer for sale Polymer Materials and Products in the Territory.

    2.2 Rights Outside the Territory. The license granted under this Section 2 shall not include any rights to use the Licensed Technology for the manufacture of Polymer Materials or Products outside the Territory and such license shall not include any right to export Polymer Materials or Products from the Territory.

    2.3 Sublicensing Rights. The Licenses granted under this Section 2 shall include the right to grant sublicenses, provided that any such sublicenses shall not exceed the scope of this license.

    2.4 Reservation of Rights. No rights are granted under the Licensed Technology except as expressly set forth in this Section 2 and all rights not expressly granted are reserved.

    2.5  Provision of Technnology. Subject to applicable Government
         Regulations, including obtaining any necessary licenses prior to disclosure, LTC or Lanxide shall preserve and make available in the English language and U.S. units of measurement to Licensee at Licensee's request, any technical information, formulae, data, analyses, know-how, and information with respect to the Licensed Technology, Polymer Materials and Products and all related confidential know-how for the Licensee's use for the purposes set out in this Agreement. Additional technical support shall be made available by LTC or Lanxide to Licensee on a basis of cost and availability no less favorable to Licensee than that afforded to any other licensee of the Licensed Technology.

    2.6 Protection of Technology. Licensee shall not use and shall not permit its authorized sublicensees to use the Licensed Technology for any purpose other than to manufacture, use and sell Polymer Materials and/or Products as provided in this Agreement. Licensee shall take no action in respect of Licensed Technology which is inconsistent with the terms of the licenses granted under this Agreement.

    2.7 Acknowledgment of Rights; Patent Marking. Licensee acknowledges that Licensee's right to use the Licensed Technology arises only out of the licenses granted under this Agreement. All containers of Polymer Materials and/or Products manufactured under issued patents of LTC shall bear a patent notice as may be necessary or desirable under the laws of the applicable Government Entities.


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    III. TRADEMARK LICENSE, INDEMNITY AND INSURANCE.

    3.1 Trademark License. Subject to Government Regulations and the provisions of this Agreement, Lanxide hereby grants to Licensee an exclusive right to use the trademark CERASET(TM) (the "Trademark") in connection with the marketing and sale in the Territory of Polymer Materials and Products made using the Licensed Technology. Licensee shall have the right but not the obligation to use the Trademark in connection with the marketing and sale of Polymer Materials and Products, providing the requirements of Section 3.5 hereof shall be met. This provision does not restrict Licensee from using any other trademark(s) in connection with Polymer Materials or Products.

    3.2 Registration. Registration of the Trademark shall only be made in the name of LTC or its designee. Licensee shall provide such assistance as LTC or its designee may require in relation to such registration in the Territory at LTC's expense, including the execution of all documents necessary or desirable for obtaining and maintaining such registration. In addition, Licensee shall cooperate with LTC in seeking the registration of this License Agreement or of an executed registered user agreement as may be necessary or desirable under the laws of the Territory to record the trademark license granted under this Agreement with LTC to bear any associated expense.

    3.3 Acknowledgment of Rights. As between the parties, Licensee acknowledges that the Trademark and the goodwill associated with the trademark are the property of Lanxide and that, except to the extent of the license rights granted hereunder, Licensee shall not acquire any rights in such Trademark or in any registration of the Trademark. Licensee acknowledges that Licensee's right to use the Trademark arises only out of the licenses granted under this Agreement. Licensee shall neither challenge nor dispute the rights of Lanxide with respect to use or ownership of the Trademark. However, Lanxide makes no warranty that the Trademark will be successfully registered in any countries in the Territory.

    3.4 Use of Trademark; Quality Control. Licensee shall only use the Trademark in connection with Products manufactured using the Licensed Technology or as otherwise agreed to in writing by LTC or Lanxide from time to time. The standards of manufacture of such Products shall be at least equal to the standards of quality required by LTC and Lanxide in relation to their other manufacturing or licensing activities. Licensee shall follow all reasonable instruction in relation to the quality of manufacture of Products communicated to it by any representative of LTC or Lanxide. In no event shall Licensee manufacture any Products which are not in accordance with applicable Government Regulations relating to safety and product quality.

     3.5 Indemnity and Insurance. Licensee shall indemnify and hold harmless LTC, Lanxide, their Affiliates and their respective directors, officers and employees from and against any losses, claims and damages including reasonable attorney's fees arising out of manufacture, use or sale of Polymer Materials and/or Products by Licensee. During the term of this


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         Agreement and until the last applicable statute of limitations expires, but only from and after the time Licensee or its permitted assigns or sublicensees first begin to make, use, sell, or offer for sale Products based on the Licensed Technology, Licensee will procure and maintain, at its own cost and expense, product liability insurance written on an occurrence basis from an insurance company rated A or above by A. M. Bests' providing protection against liability for any alleged damage or injury arising out of any alleged defect in material or workmanship in such Polymer Materials and/or Products in the primary amount of 1 million U.S. dollars with respect to any one accident or occurrence, and 1 million U.S. dollars in the aggregate. From and after the time Licensee or its permitted assigns or sublicensees first begin to make, use, sell, or offer for sale Products based on the Licensed Technology, Licensee shall also procure and maintain, at its own expense, excess liability insurance in the amount of 10 million U.S. dollars in the aggregate. The insurance policy shall name LTC as an additional insured and shall be endorsed to provide for written notification to LTC by insurer not less than 30 days prior to cancellation. Licensee shall provide LTC with a certificate of insurance evidencing such coverage within 45 business days after such initial activity and annually thereafter.

    3.6 Inspection and Approval Rights. The Trademark shall only be used in accordance with the license granted by this License Agreement. Licensee shall provide to Lanxide upon request samples of Products manufactured by Licensee and its sublicensees as well as advertising and other publicity materials bearing the Trademark proposed to be use by its authorized sublicensees, together with an English language translation if necessary. Licensee shall allow and cause any of its sublicensees to permit Lanxide or its representatives at all reasonable times to inspect any facility where Products which will be sold under the Trademark are manufactured.

    3.7 Reservation of Rights. No rights are granted under the Trademark except as expressly set forth in this Section 3. Without limitation, Licensee acknowledges the rights of Lanxide and its Affiliates to use the Trademark themselves in connection with the manufacture, or use of products or polymer materials which have not otherwise been licensed to Licensee by this License Agreement. Lanxide expressly reserves the right to assign its entire right, title, and interest in and to the Trademark to LTC, in which event LTC shall assume Lanxide's rights and obligations under this Agreement.

    IV.  FEE AND ROYALTY

    4.1 Fee Payment and Amount. Licensee shall pay to LTC alicense fee in accordance with the following (the "Fee"):

           1. The sum of five hundred thousand dollars ($500,000) in wired funds on the Effective Date, wired to the account of Lanxide identified in instructions delivered to Licensee contemporaneously with the execution and delivery hereof,

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           2. cancellation of the notes from LPM to Commodore Environmental
              Services, Inc., and Commodore Applied Technologies, Inc., each an Affiliate of Licensee, in the amounts of $3 million and $1.5 million respectively in addition to cancellation of any accrued interest thereon.

    4.2 Royalty Payment and Amount. Licensee shall pay to LTC a royalty equal to 4% of the Net Sales Price of all Products sold by Licensee and any of its sublicensees, which are manufactured using the Licensed Technology until the aggregate royalty payments shall equal $4,000,000. Thereafter perpetually Licensee shall pay to LTC a royalty equal to 2% of the Net Sales Price of all Products sold by Licensee and its sublicensees, which are manufactured using the Licensed Technology. Licensee shall pay the royalty to LTC so long as Licensee or any subcontract manufacturer or other sublicensee of Licensee shall use the Licensed Technology. This license shall remain in force and effect unless Licensee shall cease or suspend payment of royalties due to non-use of the Licensed Technology. For purposes of this Agreement, the term "non-use" shall mean (i) the failure of the Licensee to make any sales of Polymer Materials or Products licensed hereunder for any consecutive three (3) year period beginning from and after the date hereof and (ii) after any such three (3) year period, the Licensee continues to fail for a period of six (6) consecutive months after receipt of written notice from LTC to make any such sales hereunder. In the event of such non-use, the license granted hereby shall terminate.

    4.3 Net Sales Price. The "Net Sales Price" referred to in Section 4.1 shall mean the invoiced price for a Product less insurance, transport, bona fide rebates and allowances to the extent identified on the invoice, and less returns. The "Net Sales Price" applicable to transfers to entities affiliated with Licensee will be the price at which such Products would be sold at the time in question on an arms-length basis to a third party.

    4.4 Third Party Royalties. In any case where use of Licensed Technology requires or required LTC to pay a royalty to a third party (whether lump-sum or payable by reference to sales), then in the event that Licensee determines to use such Technology, Licensee may offset the amount of such third party royalty against the royalty specified in
         Section 4.1.

    4.5 Tax Withholdng. Licensee may withhold taxes from royalties payable hereunder only to the extent that such withholding is required under any applicable law and to the extent that Licensee provides copies of all documents required by LTC hereunder to claim credit for such tax payment.

    4.6 Payment and Accounting. Royalties due under this Agreement shall be paid in U.S. dollars to the bank account specified by LTC within 45 days after each of December 31, March 31, June 30, and September 30, in relation to the period of three (3) calendar months (or less in the case of the first such period ) ending on such date. At the same time as payment of royalties is made, Licensee shall provide to LTC a statement setting out the sales of products manufactured using the Licensed Technology made during the period to which such royalties

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         relate, the type and description of product in question, the applicable
         Net Sales Price, the amount of royalties payable and the amount of any tax withheld. Overdue payments shall bear interest at the annual rate of two percent (2%) above the prime rate of Citibank, in New York.

    4.7 Books and Records. Licensee shall keep proper books and records showing the description and price of products sold, and such records shall be open at all reasonable times to inspection by Lanxide or its representatives, who shall be entitled to take copies of such books and records.

    4.8 Currency Conversion. For the purpose of converting into U.S. dollars the currency in which royalties may arise, the rate of exchange to be applied shall be the rate of exchange for the purchase of U.S. dollars with the currency quoted by Citibank, in New York as at the close of business on the last business day of the quarterly period to which a payment shall relate.

    V. TERM AND TERNUNATION

    5.1 Effective Date. This Agreement shall come into effect upon the Effective Date set forth in the first page hereof. This Agreement shall thereafter be perpetual and non-cancelable, subject to earlier termination as provided herein.

    5.2 Events of Termination. This Agreement may be terminated upon the happening of any of the following events:

           (i) Upon written notice from LTC or Lanxide, in the event that Licensee is in material breach of any of its obligations under this Agreement, and fails to remedy that breach within 30 days after receipt of written notice from LTC or Lanxide, requiring it to remedy that breach;

          (ii) Upon 180 days prior written notice by LTC, in the event that any Government Entity or court requires substantial modifications to the provisions of this Agreement;

         (iii) Upon written notice by Licensee to LTC;

          (iv) As provided elsewhere in this Agreement.

    5.3 Effects of Termination. On termination of this Agreement for any reason, the following provisions shall have effect:

           (i) All licenses and rights granted to Licensee by Licensor shall forthwith cease and Licensee shall cooperate in canceling any registration of such licenses.

          (ii) Licensee shall, except as otherwise agreed with LTC or Lanxide, as applicable, forthwith cease all use of the Licensed Technology and the Trademarks.

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         (iii)  Termination of this Agreement shall not affect the continued
                enforceability of Section 3.7 and Section 8 and the continued existence of the license from Licensee to Licensor under Section
                7.1 hereunder of improvements and inventions made up to the date of termination.

         (iv) Licensee shall promptly deliver all Proprietary Information in all forms to LTC or to its authorized representatives.

    VI.  GOVERNMENT REGULATIONS, ETC.

    6.1 Compliance with Government Regulations. Licensee agrees to obtain and maintain any necessary governmental consents or licenses. LTC represents and warrants that, except for governmental licenses required in connection with manufacturing the chemicals used to produce Polymer Materials, to the best of LTC's knowledge, no other consents or licenses are required. Licensee shall comply with all Government Regulations governing export of goods and information from the Territory and between the various countries of the Territory, including without limitation the Export Administration Regulations of the United States (15 C.F.R. 730 et seq.) as such may be amended from time to time, and the terms of any licenses or consents obtained.


    VII. PATENTS AND IMPROVEMENTS

    7.1 LTC's Rights in Inventions. Licensee shall promptly disclose to LTC any inventions or improvements which relate solely to the Licensed Technology that are made by Licensee's employees or by the employees of any sublicensee without the participation of any of the employees of LTC or its Affiliates and Licensee shall obtain the right to grant, and grant, to LTC a full world-wide, royalty-free, perpetual, irrevocable, non-exclusive license to make, use, sell and offer for sale such improvements or inventions related to Products that contain CMC and/or MMC Materials with full right by LTC to grant sublicenses of such improvements or inventions which themselves include the right to sublicense.

         The provisions of this Section 7.1 shall not affect the ownership of inventions or improvements made by employees of LTC or its Affiliates (with or without the participation of the employees of the Licensee or any sublicensee) which inventions and improvements shall be the property of LTC or its Affiliates, but subject to the licenses granted under this Agreement.

    7.2 Licensee's Rights in Inventions. LTC shall promptly disclose to Licensee any inventions or improvements which relate solely to the Licensed Technology and Products that are made by LTC's employees or by the employees of any sublicensee without the participation of any of the employees of Licensee or its Affiliates and LTC shall obtain the right to grant, and grant, to Licensee to make, use, sell and offer for sale such improvements or inventions in any manner not prevented by the terms of any other existing license by which LTC is bound, with full right by Licensee to grant sublicenses of such improvements or inventions which themselves include the right to sublicense.

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    7.3  Prosecution and Registration. Licensee shall not seek any patent or other intellectual property registration in relation to the Licensed Technology in its own name, other than improvements and inventions relating to the Licensed Technology made by Licensee's employees with or without the participation of employees of authorized sublicensees or contract manufacturers. Licensee will cooperate with LTC as reasonably requested by LTC in relation to obtaining and prosecuting patents in the name of LTC. LTC and Lanxide covenant and agree to fully and timely pay all patent maintenance fees for all patents on which the Licensed Technology is based. However, Licensee shall have the right but not the obligation to maintain, at Licensees expense, patents and patents pending of LTC that directly relate to Licensed Technology but only in the event that LTC and Lanxide are unable to do so.

    7.4 Actions and Claims Against Third Parties. If, during the term of this Agreement, Licensee learns of any infringement, unfair competition or misappropriation ("Infringement") by a third party of any Licensed Technology licensed to Licensee, Licensee shall promptly and fully notify LTC in writing.

    7.5 Infringement Claims by Third Parties. If, during the term of this Agreement, any claim or action is threatened or commenced by a third party alleging Infringement of third party rights by practice of Licensed Technology by Licensee, Licensee shall promptly and fully notify LTC in writing.

    7.6 Procedure, LTC shall have the right, but not the obligation, to take all reasonable steps to prosecute or defend any such claim or action relating to the matter set forth in Sections 7.3 or 7.4, and may institute, defend, or settle claims, actions or proceedings at its expense. Licensee, at LTC's request shall render all reasonable assistance and cooperation at LTC's expense. If LTC refuses or fails to take or defend such actions within six (6) months after receipt of the notice described above (or such shorter period as shall be reasonable in the circumstances), then Licensee shall have the right (but not the obligation), after first notifying LTC in writing, to institute, defend or settle such actions or claims or proceedings, which shall be at Licensee's expense. In such case LTC, at Licensee's request, shall render all reasonable assistance and cooperation at Licensee's expense, and LTC shall have the right to participate in such proceedings through LTC's own counsel. In no event shall LTC bear any expense of any claims, actions, or proceedings not instituted or defended by LTC unless their written consent is obtained prior to the institution or defense of such claims, actions, or proceedings.

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    VII. CONFIDENTIALITY, RESTRICTED DISCLOSURE AND LIMIITED USE
         COMMITMENTS

    8.1 Confidentialfty Undertaking. The parties hereto shall (i) treat as confidential all Proprietary Information (as hereinafter defined) which is obtained by a receiving party directly or indirectly from a disclosing party in connection with this Agreement, and (ii) not disclose the same to any third party nor use the same, except as provided herein. The provisions of this Section shall apply, without limitation, to all information learned by the parties in the course of implementing this Agreement concerning the business, assets, customers, processes or methods of Lanxide, LTC, or Licensee, or their Affiliates. The provisions of Section 8 shall remain in effect during the term of this Agreement and for a period of five (5) years after termination or expiration of the Agreement.

    8.2 Proprietary information. As used herein, "Proprietary Information" means any information of Lanxide, LTC, Licensee, or their Affiliates that might reasonably be considered proprietary, sensitive or private, including but not limited to the following:

           (i) Technical information, know-how, data, techniques, discoveries, inventions, ideas, unpublished patent applications, proprietary information, formulae, analyses, laboratory reports, other reports, financial information, studies, findings, or other information relating to Lanxide, LTC, Licensee, or their Affiliates, or the Licensed Technology or methods or techniques used by Lanxide, LTC, Licensee, or their Affiliates, whether or not contained in samples, documents, sketches, photographs, drawings, lists, and the like;

          (ii) Data and other information employed in connection with the marketing of the products of Lanxide, LTC, Licensee, or their Affiliates including cost information, business policies and procedures, revenues and markets, distributors and customers, and similar items of information whether or not contained in documents or other tangible materials; and

          (iii) Any other information obtained by the parties to this Agreement during the term hereof, that is not generally known to, and not readily ascertainable by proper means by, third parties.

    8.3 Precautions. The parties hereto shall take all appropriate steps to prevent unauthorized disclosure of any Proprietary Information by their employees, which steps include the execution or acceptance by all such persons of written agreements containing obligations of confidentiality, restricted disclosure and limited use relative thereto consistent with this Section 8 prior to disclosure of Proprietary Information to them. The parties shall not permit access to Proprietary Information by their employees, except on a need-to-know basis. The parties shall further take all appropriate steps to protect the Proprietary Information against espionage, misuse, loss or theft.

    8.4 Exclusions. The provisions of Section 8 shall not apply to any Proprietary Information after (i) it has become generally available to the public through no fault of the receiving party or its employees,
         (ii) the receiving party can prove by clear and convincing documentary evidence that it was in its possession before disclosure hereunder and did not come directly or indirectly from the disclosing party or (iii) it becomes known to the receiving party through lawful disclosure from a third party that is not subject to a confidentiality agreement with any disclosing party or Affiliate.

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    8.5  Permitted Disclosure. Proprietary Information may not be disclosed by the receiving party without the prior written consent of the disclosing party, except that:

           (i) Any party hereto, as appropriate, may disclose such Proprietary Information to their employees on a need-to-know basis for the purposes of this Agreement in accordance with Section 8.3.

          (ii) Any party hereto may disclose Licensee's Proprietary Information to its Affiliates or its other licensees or sublicensees of the Licensed Technology, provided that prior to disclosure of the Proprietary Information, such Persons execute written agreements containing obligations of confidentiality consistent with this Section 8.

         (iii) In the event that a third party wishes to evaluate the Licensed Technology in connection with a business transaction, Lanxide may disclose as much of Licensee's Proprietary Information to that third party as is necessary to conduct such evaluation, provided that prior to disclosure such third party executes a written agreement prohibiting use of the Proprietary Information for any reason other than evaluation of this technology and containing obligations of confidentiality consistent with this Section 8.

    8.6 Government Regulations. The provisions of this Section 8 shall not be deemed to obligate either party to do or refrain from doing any act, the doing or not doing of which would cause or reasonably be expected to cause either party to fail to fulfill or comply with any obligation or requirement imposed by any Governmental Regulation, provided that, any disclosures of Proprietary Information made to fulfill or comply with any such Regulation shall be made (i) only after notice to the other party, and (ii) under conditions invoking all confidentiality protections as are available by law or regulation.

    IX.  MISCELLANEOUS

    9.1 Warranties. Except as otherwise expressly set forth in Section 9.2 hereof, LTC and Lanxide make no warranty or representation with respect to the Trademarks the Licensed Technology or other assistance furnished under this Agreement, or with respect to the Trademarks, nor are LTC or Lanxide in any way responsible for the accuracy, utility or completeness of any Licensed Technology or other assistance furnished under this Agreement. LTC AND LANXIDE HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR CUSTOM, WITH RESPECT TO THE TRADEMARKS OR THE LICENSED TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. LTC AND LANXIDE DO NOT IN ANY WAY PROMISE THAT THE LICENSED TECHNOLOGY WILL PRODUCE ANY PARTICULAR RESULTS, PRODUCTS OR PROFITABILITY.

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    9.2  Representations and Warranties. LTC and Lanxide represent and warrant, jointly, and severally, to Licensee as follows:

         (a) LTC owns free and clear of all liens and encumbrances, all right, title and interest in and to all patents, patent applications, trademarks (if any), and trademark applications that relate to the Licensed Technology described on Schedule 9.2 hereto, Schedule 9.2 sets forth accurate information with respect to the filing dates of all such items, and the existing registrations for any issued patents and trademarks included therein are in good standing.

         (b) all maintenance fees for the patents described on Schedule 9.2 hereto have been paid up through and including the date of this Agreement;

         (c) the trademarks described on Schedule 9.2 which are registered with the U.S. Patent & Trademark Office, or for which applications for registration with the U.S. Patent & Trademark Office have been filed, were first used in interstate commerce on the dates specified in the respective applications filed with the U.S. Patent & Trademark Office, and have been continuously used in the interstate commerce since that date.

         (d) neither LTC nor Lanxide has knowledge nor has either of them received any notice of (i) the invalidity or conflict of any patent or trademark described on Schedule 9.2 hereto or (ii) asserted rights of others in or to any patent or trademark described on
             Schedule 9.2 hereto;

         (e) To the knowledge of LTC and Lanxide, within the past five (5) years, no claim is pending, is threatened or has been made with respect to the Licensed Technology, Polymer Materials or Products;

         (f) no claim has been made within the past five (5) years or is now pending nor, to the knowledge of LTC and Lanxide, is or has been threatened, within the past five (5) years, for interference, opposition, re-examination or cancellation of the patents described on Schedule 9.2 hereto;

         (g) the execution and delivery of this Agreement will not conflict with, alter or impair the rights in or to, or the validity of any other agreement to which either of them are a party;

         (h) to the knowledge of LTC and Lanxide, the Licensed Technology hereby licensed does not infringe on or misapply any other technology licensed by Lanxide;

         (i) the use of the Licensed Technology as permitted under this License Agreement does not infringe on, misapply or interfere with agreements that LTC or Lanxide has with any other person, and,

         (j) to the knowledge of LTC and Lanxide, no other party has been infringing on or misapplying the Licensed Technology described on
             Schedule 9.2 hereto.

    9.3 Force Majeure. Neither party shall be liable for failure to perform its obligations hereunder for so long as that failure may be the result of any event beyond its reasonable control (a "force majeure" event), provided that such party uses all reasonable efforts to comply with the terms of this Agreement to the extent that it is able to do so.

    9.4 Waivers. The failure at any time of either party to require performance by the other party of any obligation required by this Agreement shall in no way affect the first party's right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision of this Agreement by the other party constitute a waiver of any other breach of the same or any other provision or constitute a waiver of the obligation itself.

    9.5 Amendment. This Agreement may be amended only by an instrument in writing duly executed by the parties hereto.

    9.6 Assignabilily. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of each party hereto. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by any party without the prior written consent of the other parties which consent shall not be unreasonably withheld, except that either party shall have the right to transfer its rights and obligations to an Affiliate.

    9.7 Notices. In any case where any notice or other communication is required or permitted to be given hereunder (including, without limitation, any change in the information set forth in this Section 9.6) such notice or communication (i) shall be in writing and in the English language, (ii) shall be sent to the parties set out below, and
         (iii) shall be (A) personally delivered, (B) sent by postage prepaid registered airmail, (C) transmitted by telecopy receipt of which is confirmed, (D) sent by courier service requiring signature on receipt, as follows:

                          If to LTC, to:
                          Lanxide Technology Company, L.P.
                          c/o Lanxide Corporation, General Partner
                          1300 Marrows Road
                          P.O. Box 6077
                          Newark, DE 19714-6077
                          U.S.A.

                          Attention: President

                           If to Lanxide. to:

                           Lanxide Corporation
                           1300 Marrows Road
                           P.O. Box 6077
                           Newark, Delaware 19714-6077
                           U.S.A.

                           Attention: President

                           If to Licensee, to:

                           Commodore Polymer Technologies, Inc.
                           150 East 58th Street, Suite 3400
                           New York, New York 10155

                           Attention: President

          All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, or if by courier, (ii) on the tenth business day following posting if by postage prepaid registered airmail, or (iii) when sent with confirmed answer back if sent by telecopy.

    9.8 Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, United States of America.

    9.9 Forum Jurisdiction, Venue and Service. The Licensee hereby irrevocably and unconditionally:

           (i) agrees that any action, suit or proceeding by any person arising from or relating to this Agreement or any statement, course of conduct, act, omission, or event occurring in connection herewith (collectively, "Related Litigation") may be brought in any state or federal court of competent jurisdiction sitting in the State of Delaware, submits to the jurisdiction of such courts, and to the fullest extent permitted by law agrees that it will not bring any Related Litigation in any other forum;

         (ii) waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court, waives any claim that any such Related Litigation has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over the Licensee; and

         (iii) consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified U.S. mail, postage prepaid, to the Licensee at the address for notices described in Section 9.6 hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).


    9.10 Interpretation. The headings of the sections and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof. The Agreement is executed in the English language.

    9.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral and written, if any, among the parties hereto with respect to the subject matter of this Agreement.

    9.12 Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but, except as provided in Section 5.2, this Agreement shall remain in force in all other respects.

    9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.








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                                       15

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

        LANXIDE TECHNOLOGY COMPANY, L.P. LANXIDE CORPORATION

            BY: LANXIDE CORPORATION          BY: /s/ Marc S. Newkirk
                General Partner                  ------------------------------

            BY: /s/ Marc S. Newkirk        NAME:     Marc S. Newkirk
               --------------------              -------------------------------
          NAME:     Marc S. Newkirk       TITLE: ______________________________
               --------------------
         TITLE: __________________

               COMMODORE POLYMER TECHNOLOGIES, INC.

            BY: /s/ Paul E. Hannesson
                ----------------------
          NAME:     Paul E. Hannesson
                ----------------------

         TITLE: __________________








                       Signature Page to License Agreement

                                  SCHEDULE-1.5


     Technology which is, or may in the future be

          (i) provided to Lanxide or its Affiliates under Non Disclosure Agreements and is identified as the proprietary information of the disclosing party.

         (ii) designated as classified by a government agency.

        (iii) controlled by the export regulations of the United States.

         (iv) Provided under license to Lanxide or its Affiliates with limits on its use or transfer.

                                  SCHEDULE 2.3
                            LIST OF EXISTING LICENSES